Exhibit 10.1

PUT OPTION AGREEMENT

This Put Option Agreement (the “Agreement”), dated as of October 30, 2009, is made by and among Bernard Kravitz (the “Executive”), Central Mega Limited, a British Virgin Islands corporation (“CML”) and Dionics, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Executive is the President and Chief Executive Officer of the Company and is a key employee important to its operations and success;

WHEREAS, as of the date hereof, CML has made an investment in the Company pursuant to the terms of a certain stock purchase agreement dated as of October 8, 2009 (the “Stock Purchase Agreement”);

WHEREAS, as contemplated by the Stock Purchase Agreement, the Executive has agreed to enter into an employment agreement (the “Employment Agreement”) with the Company for an initial term of two years unless earlier terminated pursuant to the terms thereof (the “Initial Term”);

WHEREAS, in order to induce the Executive to enter into the Employment Agreement, CML has agreed to grant the Executive a put option to sell to CML all or any portion of 1,000,000 previously issued shares of common stock of the Company owned by the Executive (the “Put Shares”) on the terms and conditions hereinafter set forth and the Company has agreed to purchase such shares in the event CML does not comply with the terms hereof;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Put Option.  At the end of the Initial Term (or an earlier termination pursuant to  the terms of the Employment Agreement if such earlier termination is due to death, Disability or Good Reason as such terms are defined therein), the Executive or his estate may exercise a put option (the “Put Option”) to CML of all or any portion of the Put Shares, as determined by the Executive or his estate in his or its sole discretion, and CML shall purchase those shares from him or his estate on the price and terms set forth herein.

2.

Exercise of Put Option.  The Executive or his estate, as the case may be, shall make such election to exercise the Put Option within sixty (60) days following the end of the Initial Term.  The Put Option shall be exercised by a written and dated notice (the “Written Notice”) to CML and the Company from the Executive or his estate demanding that CML purchase the Put Shares pursuant to the provisions of this Agreement.  If the Put Option is exercised, the closing of the purchase and sale of the Put Shares shall occur within ten (10) business days of the date of the Written Notice.

3.

Purchase Price.  The purchase price (the “Purchase Price”) for Put Shares shall be equal to the then Current Market Price (as hereinafter defined) of the Company’s Common

Stock multiplied by .80, with a minimum purchase price per share of $0.30 and a maximum purchase price per share of $0.80.  The Current Market Price as of a given date shall be the average of the closing prices of the Common Stock for twenty (20) consecutive trading days (excluding days on which there is no closing price) immediately preceding the date of the Written Notice.

4.

Closing.  At the closing (the “Closing”), which shall take place at the office of the Company or at any other mutually convenient place, (i) CML shall pay the Purchase Price by wire transfer of immediately available funds to a bank account designated by the Executive or his estate prior to the Closing, and (ii) the Executive or his estate shall deliver to CML one or more stock certificates evidencing the Put Shares duly endorsed in blank for transfer with a medallion signature guarantee.

5.

Failure of CML to Pay Purchase Price; Company to Purchase Put Shares.  Notwithstanding anything herein to the contrary, in the event CML fails to pay the Purchase Price to the Executive or his estate within such ten (10) business day period from the date of the Written Notice and the Executive or his estate provides written notice of such failure to Company (the “Subsequent Written Notice”), then the Company shall and hereby agrees to purchase the Put Shares from the Executive or his estate at the Purchase Price and on the same terms and conditions applicable to the Put Option.  In such event, the Closing shall occur within ten (10) business days of the date of the Subsequent Written Notice to the Company and the provisions of Section 4 above shall apply thereto provided that the Company shall be substituted for CML.

6.

Adjustment Provisions.  The aggregate number of shares with respect to which the Put Option may be exercised will be appropriately adjusted for any increase or decrease in the number of issued shares representing an equity interest in the Company resulting from any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, stock split, reverse stock split or other similar transaction.  Such adjustment shall be made in the number of shares subject to the Put Option and in the Purchase Price, to the extent appropriate to prevent dilution or enlargement of the Executive’s rights hereunder.

7.

Miscellaneous.

(a)

It is understood that the obligations of CML and the Company hereunder are joint and several, and that in the event of a default or other breach of this Agreement by CML or the Company, the Executive shall not be required to exhaust its remedies against one party prior to enforcing its rights against the other.

(b)

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c)

This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

(d)

Neither this Agreement nor any rights or obligations under it may be assigned by any party, but it shall be binding upon the Executive, CML and the Company and shall inure to the benefit of their successors, heirs, estates, personal representatives and all other legal representatives, by operation of law or otherwise.

(e)

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York, New York, under the Arbitration Rules of the American Arbitration Association (“AAA”) before a single arbitrator agreed upon by the parties, or if no single arbitrator can be agreed upon, an arbitrator or arbitrators selected in accordance with the rules of the AAA then in effect.  The proceedings will be confidential and conducted in English. The arbitrator or arbitrators will have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a disputed matter, and its award will be final and binding on the parties.  Judgment may be entered on the award of the arbitrator(s) in any court having jurisdiction. The arbitrator(s) will determine how the parties will bear the costs of the arbitration.

(f)

For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) on the date of delivery if delivered by hand, (2) on the date of transmission, if delivered by confirmed facsimile, (3) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (4) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Bernard Kravitz

110-11 Queens Boulevard

Apt. 3-K

Forest Hills, New York 11375

If to CML:

Central Mega Limited

P.O Box 957

Offshore Tower Incorp Centre Road

Town Tortola, British Virgin Island.

Attn:  Jeff Teng, President

With a copy to:

Anslow + Jaclin, LLP

195 Route 9 South, Suite 204

Manalapan, New Jersey, 07726

Attention: Richard I. Anslow, Esq.

Telephone: (732) 513-6162

Facsimile: (732) 577-1188

Email: ranslow@anslowlaw.com

If to the Company:

Dionics, Inc.

65 Rushmore Street

Westbury, New York 11590

Attention: Chief Executive Officer

Telephone: (516) 997-7474

Facsimile: (516) 997-7479

With a copy to:

Kaye Cooper Fiore Kay & Rosenberg, LLP

30A Vreeland Road, Suite 230

Florham Park, New Jersey 07932

Attention: David M. Kaye, Esq.

Telephone: (973) 443-0600

Facsimile: (973) 443-0609

Email: dmkaye@kcfkr.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(f)

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Bernard Kravitz

Bernard Kravitz

CENTRAL MEGA LIMITED

By:

/s/ Jeff Teng

Name:  Jeff Teng

Title:

 President

DIONICS, INC.

By:

/s/ Bernard Kravitz

Name:

Bernard Kravitz

Title:

President and Chief Executive Officer

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